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SPECIMEN COPY                         RIDER

                           LIVING NEEDS BENEFIT (LNB)

RECEIPT OF AMOUNTS PAID PURSUANT TO THE TERMS OF THIS RIDER MAY BE SUBJECT TO A 10% PENALTY TAX IN ADDITION TO ANY INCOME TAXES DUE. YOU SHOULD CONSULT WITH YOUR PERSONAL TAX ADVISOR.

This rider is to be attached to and made a part of your policy. Wherever in this rider the term cash value is used, it shall mean the policy's accumulation value where that term is used in the policy.

(1) NURSING CARE FACILITY BENEFIT

(A) WHAT IS IT AND WHEN CAN YOU RECEIVE IT?

    If at the time you request a partial withdrawal or surrender of the policy for its cash value you provide us with proof that the Annuitant is currently enrolled and has spent 60 or more consecutive days in a Nursing Home, we will waive any surrender charges that may apply for that partial withdrawal or surrender of the policy.

(B) NURSING HOME - DEFINITION

    A Nursing Home means a facility which:

    (a) is licensed by the state as a facility to provide skilled or intermediate care (provided state law requires such a license);

    (b) provides 24 hour a day nursing care to persons who do not require the degree of care which a hospital provides but who do require care above the level of room and board with a nurse on duty or on call at times;

    (c) provides 24 hour a day nursing care under a planned program of policies and procedures developed with the advice of and periodically reviewed and executed by a professional group of at least one physician and one registered nurse;

    (d) if the facility has less than 10 beds, has at least one registered nurse or a licensed practical or vocational nurse on the premises full time or at least 24 hours per week;

    (e) keeps daily clinical record of each patient in conformance with plan of care;

    (f) has a doctor available to furnish medical care in case of an emergency;

    (g) has appropriate methods and procedures for handling and administering drugs and biologicals and provides services on an ongoing basis to six or more individuals.

        Nursing Home does not mean a facility nor any part of a facility licensed to only offer supervised room and board; shelter care; rest care; training or education; care of the aged or treatment of alcoholism, drug addiction, tuberculosis or mental or nervous disorders.

(2) TERMINAL ILLNESS BENEFIT

(A) WHAT IS IT AND WHEN CAN YOU RECEIVE IT?

    If we receive proof satisfactory to us that the Annuitant is terminally ill, we will waive any surrender charges that may apply in the future when a partial withdrawal is made, or when this policy is surrendered for its cash value.

(B) WHAT IS REQUIRED TO RECEIVE THIS BENEFIT?

    Satisfactory proof of the terminal illness must include a certification from a licensed physician that the Annuitant's life expectancy is 12 months or less. We reserve the right to have the Annuitant examined by a physician of our choice, at our expense.

(3) DISABILITY BENEFIT

(A) WHAT IS IT AND WHEN CAN YOU RECEIVE IT?

    If the Annuitant qualifies for Social Security Disability, we will waive any surrender charges that may apply when a partial withdrawal is made, or when the policy is surrendered for its cash value so long as the partial withdrawal or surrender occurs after the date the Annuitant so qualifies.

(B) WHAT IS REQUIRED TO RECEIVE THIS BENEFIT?

    To receive this benefit, you must provide us with a copy of the form or letter that confirms receipt and approval of the Annuitant's claim for Social Security Disability Benefits. We may also require proof of continued disability through the date of the partial withdrawal or surrender. In addition, we reserve the right to have the Annuitant examined by a physician of our choice, at our expense.

991-299                              (OVER)

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(4) GENERAL PROVISIONS

(A) EFFECTIVE DATE

    The benefits provided by this rider will not become effective until the first anniversary of the policy. However, if the rider is added to an inforce policy, the rider will not become effective until the effective date shown below.

    EFFECTIVE DATE OF RIDER:


    ______________________________________________________
    (Applies only when rider is added to an inforce policy)

(B) MINIMUM CASH VALUE

    At the time any benefit provided by this rider is requested, the policy must have a cash value of $5,000 or more.

(C) NO VALUES

    This rider does not have cash values.

(D) ASSIGNMENTS

    If the policy is subject to an assignment, you must provide us with a written consent by the assignee prior to receiving any benefit provided by this rider.

(E) WHEN RIDER ENDS

    To cancel this rider, you must send a signed notice to us. The rider ends when we receive your notice or when the policy is surrendered or terminated.


                                                     NEW YORK LIFE INSURANCE AND
                                                             ANNUITY CORPORATION





                                        /s/ FREDERICK J. SIEVERT
                                   ---------------------------------------------
                                                                       President



                                        /s/ CATHERINE A. MARRION
                                   ---------------------------------------------
                                                                       Secretary





                                 SPECIMEN COPY



991-299